Exhibit 21.1

Subsidiary Information

As of May 10, 2012

Company	Jurisdiction of Incorporation	Doing Business As

BakerCorp Canada	Canada	BakerCorp Canada

BakerCorp SAS	France	BakerCorp SAS

BakerCorp GmbH & Co. KG	Germany	BakerCorp GmbH & Co. KG

BakerCorp Management GmbH	Germany	BakerCorp Management GmbH

BakerCorp de Mexico, S. De R.L. De C.V.	Mexico	BakerCorp de Mexico, S. De R.L. De C.V.

Baker Tanks Services, S. De R.L. De C.V.	Mexico	Baker Tanks Services, S. De R.L. De C.V.

BakerCorp B.V.	Netherlands	BakerCorp B.V.

BakerCorp International B.V.	Netherlands	BakerCorp International B.V.

BakerCorp Services B.V.	Netherlands	BakerCorp Services B.V.

BC International Holdings C.V.	Netherlands	BC International Holdings C.V.

BakerCorp UK Limited	United Kingdom	BakerCorp UK Limited

BakerCorp	United States of America	BakerCorp

FTT Holdings, Inc.	United States of America	FTT Holdings, Inc.

BakerCorp International Management, LLC	United States of America	BakerCorp International Management, LLC